PRESS RELEASE	FOR IMMEDIATE RELEASE
May 25, 2021

Five Star Bancorp Announces Appointment of Director

and Payment of Previously-Announced Distribution to S Corporation Shareholders

Rancho Cordova, CA (May 25, 2021) – Five Star Bancorp (Nasdaq: FSBC) (“Five Star” or the “Company”), and its subsidiary, Five Star Bank (the “Bank”) announce the appointment of Randall Reynoso to the Board of Directors effective May 20, 2021. Mr. Reynoso will serve on the Board’s Loan Committee.

Mr. Reynoso has 40 years of banking experience, 18 of which were with Westamerica Bank in various levels of management including Senior Vice President and Regional Manager of an eight county area before moving to Placer Sierra Bank in 2000. Prior to that, he was with Bank of California upon graduating from California State University Sacramento, where he obtained his Bachelors of Science degree in Finance. Mr. Reynoso served as President and Chief Operating Officer of both Placer Sierra Bancshares and Placer Sierra Bank and served on the Board of Directors. He was also instrumental in taking Placer Sierra Bank public in 2004 as well as facilitating the sale of the bank to Wells Fargo Bank in June 2007.  In 2007, Reynoso was named an Executive Vice President and led business banking teams throughout Northern and Central California as well as Wells Fargo Bank’s real estate and specialty markets groups for the Pacific Midwest. In July 2017, Mr. Reynoso launched the vertical buildout of Wells Fargo Bank's national Business Banking Investor Real Estate group. Prior to his retirement from Wells Fargo Bank in 2020, Mr. Reynoso served as Commercial Banking Market Executive for Northern and Central California.

A native of Sacramento, Mr. Reynoso has held leadership roles with numerous Northern California philanthropic organizations, serving on boards, volunteering his time and helping to raise funds. These currently include the San Francisco Opera Association, the San Francisco Travel Association and the Zuckerberg San Francisco General Hospital. Past service includes leadership roles with the Sacramento Hispanic Chamber of Commerce, Stanford Home for Children, The Mondavi Center for the Performing Arts, KVIE, the Nonprofit Resource Center and Red Cross.

“We are pleased to welcome Mr. Reynoso to our Board of Directors. He is an extremely accomplished business executive who has significant financial services knowledge and experience,” said James Beckwith, President and Chief Executive Officer. “Importantly, Mr. Reynoso brings strong relationships within the markets we serve and the business community. His extensive executive leadership experience will bring valuable insight to our Board as we make continued progress in our plans to build deeper customer relationships, sustainable and profitable growth and drive shareholder value.”

“Five Star is committed to creating a uniquely personal community banking experience for its customers. I am honored to be part of such an exceptional financial organization and look forward to contributing to its success,” said Mr. Reynoso.

Payment of Previously-Announced Distribution to S Corporation Shareholders

On May 20, 2021, the Board of Directors of Five Star approved the Company’s payment on May 21, 2021 of the cash distribution of an aggregate of $27 million to the Company’s shareholders of record as of May 3, 2021 and prior to its conversion to a C corporation in connection with its initial public offering. As previously disclosed, this distribution represents the estimated balance of the Company’s federal accumulated adjustments account for federal income tax purposes, which is generally the cumulative amount of the Company’s taxable income that has been included in the taxable income of its S corporation shareholders, but not yet distributed to them. This distribution was disclosed in conjunction with the Company’s initial public offering and corresponding termination of the Company’s S Corporation status and is being paid in fulfilment of the Company’s obligations to its S corporation shareholders under the previously-disclosed Tax Sharing Agreement with such shareholders.

About Five Star Bank

Five Star is a bank holding company headquartered in Rancho Cordova, California. Five Star operates through its wholly owned banking subsidiary, Five Star Bank. Five Star has seven branches and two loan production offices throughout Northern California.

Media Contact:

Heather Luck, CFO

Five Star Bancorp

hluck@fivestarbank.com

916.626.5008

Shelley Wetton, CMO

Five Star Bancorp

swetton@fivestarbank.com

916.284.7827